AvSolutions
                                195 Church Street
                                    8th Floor
                               New Haven, CT 06510




                                                   June 14, 2004




CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX  77002

            Re: PRELIMINARY PROSPECTUS SUPPLEMENT, DATED JUNE 15, 2004, TO THE PROSPECTUS DATED AUGUST 23, 2001, INCLUDED IN REGISTRATION STATEMENT NO. 333-67886 OF CONTINENTAL AIRLINES, INC.

Ladies and Gentlemen:

            We consent to the use of the report prepared by us with respect to the aircraft referred to therein, to the summary of such report in the text under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft," "Risk Factors--Risk Factors Relating to the Certificates and the Offering--Appraisals and Realizable Value of Aircraft," "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in the above-captioned Preliminary Prospectus Supplement and to the references to our name under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

                                    Sincerely,

                                    AvSolutions


                                    /s/ SCOTT E. DANIELS
                                    --------------------------------------------
                                    Name:  Scott E. Daniels
                                    Title: VP - Asset Management